Exhibit (23)
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of Cooper Tire & Rubber Company:

Forms S-8:
No. 2-58577	Thrift and Profit Sharing Plan
No. 33-35071	Texarkana Pre-Tax Savings Plan
No. 33-47981	Pre-Tax Savings Plan at the Findlay Plant
No. 333-83311	Pre-Tax Savings Plan (Clarksdale)
No. 333-83589	1998 Non-Employee Directors Compensation Deferral Plan
No. 333-84815	Thrift & Profit Sharing Plan
No. 333-84813	Texarkana Pre-Tax Savings Plan
No. 333-84811	Pre-Tax Savings Plan at the Findlay Plant
No. 333-103007	2001 Incentive Compensation Plan
No. 333-113315	Pre-Tax Savings Plan (Clarksdale) Pre-Tax Savings Plan at the Findlay Plant Texarkana Pre-Tax Savings Plan
No. 333-138811	Pre-Tax Savings Plan (Findlay) Pre-Tax Savings Plan (Texarkana)
No. 333-142136	2006 Incentive Compensation Plan
No. 333-157778	Spectrum Investment Plan Pre-Tax Savings Plan (Findlay) Pre-Tax Savings Plan (Texarkana)
No. 333-167231	2010 Incentive Compensation Plan
No. 333-196809	2014 Incentive Compensation Plan

of our reports dated February 17, 2017, with respect to the consolidated financial statements and schedule of Cooper Tire & Rubber Company and the effectiveness of internal control over financial reporting of Cooper Tire & Rubber Company included in this Annual Report (Form 10-K) of Cooper Tire & Rubber Company for the year ended December 31, 2016.

/s/ Ernst & Young LLP
ERNST & YOUNG LLP

Toledo, Ohio
February 17, 2017